Exhibit 10.1

EXECUTION VERSION

PATENT TRANSFER AGREEMENT

BETWEEN

Aditech Pharma AG

AND

Forward Pharma A/S

CONTENTS

1.	Definitions	4
2.	Transfer for the Aditech patent rights	9
3.	Diligent development and commercialization	10
4.	Discontinuation of development and commercialization	11
5.	Consideration	12
6.	Payment and financial provisions	13
7.	Records and reporting of Forward	14
8.	Intellectual property rights	15
9.	Confidentiality	16
10.	Term	16
11.	Termination	16
12.	Consequences of termination	17
13.	Representations and warranties	18
14.	Limitation of liability	19
15.	Indemnification	20
16.	Insurance requirements	21
17.	Force majeure	21
18.	Miscellaneous	22
19.	Law and venue	24

SCHEDULES

1.1:	The Aditech patent rights
1.9:	The Forward patent rights

PATENT TRANSFER AGREEMENT

ENTERED INTO BETWEEN

Aditech Pharma AG

c/o Domanda Verwaltungs GmbH

Baarerstrasse 43

CH-6300 Zug

Switzerland

as Transferor, hereinafter referred to as Aditech

AND

Forward Pharma A/S

Nyhavn 43 B, 2.

DK-1051 Copenhagen K

Denmark

as Transferee, hereinafter referred to as Forward

PREAMBLE

WHEREAS

(a)             Aditech has developed intellectual property pertaining to various formulations and new chemical entities of fumaric acid esters and developed certain know-how related hereto;

(b)             Aditech is the owner of the entire right, title and interest in the intellectual property and related know-how and has the exclusive right to transfer such rights;

(c)              Aditech wishes to sell and Forward wishes to purchase the said intellectual property rights and know-how;

(d)             This Patent Transfer Agreement replaces the existing Patent License Agreement dated 1 July 2005 between Aditech Pharma AB and Forward and subsequently assigned by Aditech Pharma AB to Aditech.

THE PARTIES AGREE AS FOLLOWS:

1.                                                          DEFINITIONS

For the purpose of this Agreement, the following terms, when capitalized, shall have the meanings indicated below. Plural forms of the defined terms shall be included within the definitions of the corresponding singular form and vice versa.

1.1                                                   “Aditech Patent Rights” means the patent rights set out in schedule 1.1, together with all existing and future rights which relate thereto;

1.2                                                   “Affiliate” means any company, corporation, business, or entity, which is controlled by a Party, which controls a Party, or which is controlled by any person or entity that controls a Party. For the purpose of this definition, the term “control” means the beneficial holding of more than 50 percent of the voting rights or the right to appoint more than 50 percent of the members of the board of directors or board of management of the said company, corporation, business or entity, or more than 50 percent or a greater interest in the net assets or profits of a partnership or other business organization without voting securities;

1.3                                                   “Agreement” means this agreement  including schedules;

1.4                                                   “Business Day” means any day when banks are generally open for business in Denmark;

1.5                                                  “Commercialization” means the use, copy, production, manufacture, offer for sale, sale, distribution, import/export of Fumaric Acid Products or the use of Fumaric Acid Processes by Forward, its assignees, its Affiliates and Licensees;

1.6                                                   “Commercialize” means the act of undertaking Commercialization;

1.7                                                   “Confidential Information” means any and all information disclosed by the disclosing Party to the recipient in oral, visual, written, or electronic form under this Agreement. Confidential Information also means any and all technical or non-technical information obtained in any form by the recipient during observation or examination of the information, which may include, but is not limited to, technical processes, specifications, instrumentations, formulas, assays, manufacturing techniques, sales and marketing information, material or data.

However, Confidential Information shall not include:

(a)             Information which at the time of disclosure is already in the public domain;

(b)              Information which after disclosure becomes part of the public domain and not as a result of violation of this Agreement;

(c)               Information which the recipient is able to prove to have been in the possession of prior to disclosure;

(d)              Information which is hereafter lawfully disclosed by a Third Party to the recipient, which information such party did not acquire under a still effective obligation of confidentiality to the disclosing Party;

(e)               Information which can be demonstrated as independently developed or acquired by the recipient without reference to or reliance upon Confidential Information, defined in this Agreement, as evidenced by the recipient’s written records; or

(f)                Information disclosed to the extent required by law or regulation, provided that the recipient shall give the disclosing Party prompt written notice and sufficient opportunity to object prior to such disclosure;

1.8                                                   “Effective Date” means the date of the last signature;

1.9                                                   “Forward Patent Rights” means the patent rights set out in schedule 1.9, together with all existing and future rights which relate thereto;

1.10                                            “Forward Records” means books and records kept by Forward, its assignees, its Affiliates and Licensees, in accordance with generally accepted accounting principles, and include complete and accurate records regarding Commercialization, the manufacture, use and distribution of Fumaric Acid Products or use of Fumaric Acid Processes and all other information necessary to establish compliance with the terms of this Agreement;

1.11                                            “Fumaric Acid Process” means a process developed - fully or in part - by or on behalf of Forward, its assignees, its Affiliates and Licensees and relating to a fumaric acid ester;

1.12                                            “Fumaric Acid Product” means a product developed - fully or in part - by or on behalf of Forward, its assignees, its Affiliates and Licensees and comprising a fumaric acid ester;

1.13                                            “Generally Accepted Accounting Principles” means the accounting principles applicable as of the date on which the calculation is made or required to be made, as established by the Danish Commerce and Companies Agency;

1.14                                            “Improvement” means any and all inventions, discoveries, enhancement and/or improvements relating to Fumaric Acid Products or Fumaric Acid Processes (whether patentable or not) made by or on behalf of Forward, its assignees, its Affiliates and Licensees  in performance of its work under this Agreement.

1.15                                            “Know-How” means all tangible and intangible (a) techniques, techno-logy, practices, trade secrets, inventions (whether or not patentable), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, insofar as they relate to Fumaric Acid Products or Fumaric Acid Processes, and (b) compounds, compositions of matter, complexes, cells, cell lines, assays, animal models and physical, biological or chemical material, all to the extent not claimed in any patents and not generally available to the public, insofar as they relate to fumaric acid esters;

1.16                                            “Licensee” means any Third Party which licenses or sublicenses any right of Forward pursuant to this Agreement;

1.17                                            “Marketing Authorization Approval” means all of the respective government registrations, including drug regulatory approval and other licenses and permits necessary for the production, storage, importation into, and the marketing, sale and distribution of the Fumaric Acid Products or use of the Fumaric Acid Processes;

1.18                                            “Net End Sales” means the gross revenue invoiced by Forward, its assignees, its Affiliates and Licensees for all Fumaric Acid Products or Fumaric Acid Processes sold by Forward, its assignees, its Affiliates and Licensees in arm’s length sales to bona fide independent Third Parties (end-users), and for any and all services related to the Commercialization performed by or on behalf of Forward, its assignees,  its Affiliates and Licensees, less to the extent included in the invoice price and/or related to the invoice:

(a)                                ordinary and customary quantity trade and/or cash discounts actually allowed;

(b)                                credits, rebates (including government-mandated rebates), refunds and returns, including, but not limited to, wholesaler and retailer  returns, whether for rejected or damaged goods or otherwise, cash, credit and free goods allowances given by reason of charge-backs, retroactive price reductions or billing errors;

(c)                                 freight, shipment, insurance costs and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business;

(d)                                bad debt allowances;

(e)                                 excise taxes, other consumption taxes, customs duties, tariffs and all other surcharges and other governmental charges payable to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business;

Net End Sales shall also include the fair market value of all other consideration received by Forward, its assignees,  its Affiliates and Licensees in respect of any grant of rights to make, use, sell or otherwise distribute Fumaric Acid Products or Fumaric Acid  Processes, whether such consideration is in cash, payment in kind, exchange or another form.

Forward, its assignees, its Affiliates and its Licensees may, at its option, allocate the above deductions from sales of Fumaric Acid Products and Fumaric Acid Processes based upon accruals estimated reasonably and consistent with standard business practices. If Forward, its assignees, its Affiliates and Licensees elects to utilize such accruals, actual deductions will be calculated and, if applicable, a “true-up” made, on an annual basis.

A transfer of Fumaric Acid Products or Fumaric Acid Processes from Forward to an assignee, Affiliate or a Licensee shall not be deemed to be a sale hereunder and shall not be included within any Net End Sales calculation.

Fumaric Acid Products or Fumaric Acid Processes supplied by way of sample, or for use in any clinical trial carried out by or on behalf of Forward, its assignees, its Affiliates and its Licensees shall not be deemed to be sales, and shall not be included within any Net End Sales calculation;

1.19                                            “Parties” means Aditech, Forward; and “Party” means either of them;

1.20                                            “Patent Rights” means the Aditech Patent Rights and the Forward Patent Rights, any patents issued from the patent applications in schedules 1.1 and 1.9, any patent applications resulting from provisional applications listed in schedules 1.1 and 1.9 any divisional, continuations, continuation-in-part applications and continued prosecution applications (and their relevant international equivalents) of the patent applications listed in schedules 1.1 and 1.9, any patents resulting from reissues, re-examinations or extensions (and their relevant international equivalents) of the patents described in schedule 1.1 and 1.9, any subsequently issued, unexpired patent claim of Forward, its assignees, its Affiliates and Licensees in respect of inventions, discoveries and/or Improvement made, conceived or purchased by Forward, its assignees, its Affiliates and Licensees in its performance of its work under this Agreement, any regulatory submissions, supporting preclinical, clinical and regulatory reports and material, Marketing Authorization Approvals and the Know-How;

1.21                                            “Term” means the term of this Agreement as defined in clause 10;

1.22                                            “Third Party” means any individual, firm, corporation or other legal entity other than a Party and its respective Affiliates;

1.23                                            “Third Party Rights” means mortgages, charges, liens, security interest and other Third Party rights or interest.

2.                                                          TRANSFER OF THE ADITECH PATENT RIGHTS

2.1                                                   Transfer of the Aditech Patent Rights. As of the Effective Date and subject to the terms and conditions of this Agreement Aditech shall sell, transfer and assign to Forward the Aditech Patent Rights, free of any Third Party Rights.

2.2                                                   On or prior to the Effective Date Aditech shall have signed all required transfer statements to the relevant authorities in respect of the Aditech Patent Rights. Forward shall be responsible for the formalization and completion of the transfer of the Aditech Patent Rights from Aditech to Forward, including in respect of expenses incurred.

2.3                                                   Transfer of Documentation. As soon as possible after the Effective Date, Aditech shall use commercially reasonable efforts to diligently transfer to Forward all relevant documentation related to the Aditech Patent Rights.

3.                                                          DILIGENT DEVELOPMENT AND COMMERCIALIZATION

3.1                                                   Forward, its assignees, its Affiliates and Licensees shall - as further described in this clause 3 - use commercially reasonable efforts to diligently develop and Commercialize the Patent Rights with the purpose of obtaining Fumaric Acid Products and/or Fumaric Acid Processes suitable for commercial launch in the US and/or Europe and maximizing the revenue of such products and processes.

3.2                                                   Forward shall procure that Forward or a party on its behalf shall:

3.2.1                                         contribute technical, clinical development and marketing expertise in the development and Commercialization of Fumaric Acid Products and/or Fumaric Acid Processes as described in clause 3.1 as well as funding for such development and Commercialization in an amount of at least EUR 1 million per year;

3.2.2                                         is not inactive in the development and Commercialization of Fumaric Acid Products and/or Fumaric Acid Processes for more than 1 year; and

3.2.3                                         within two months of Aditech’s request - however not more than twice every calendar year - provide Aditech with a written report describing (i) the progress of research and development in relation to the Fumaric Acid Products and the Fumaric Acid Processes, (ii) the progress in Commercialising the Patent Rights, the Fumaric Acid Products and the Fumaric Acid Processes, and (iii) the development or making of Improvements to the Patent Rights.

4.                                                          DISCONTINUATION OF DEVELOPMENT AND COMMERCIALIZATION

4.1                                                   In the event that at any time following the Effective Date, Forward or any other parties on its behalf, including its assignees, its Affiliates and Licensees discontinue to use commercially reasonable efforts to diligently develop and Commercialize the Patents Rights as set out in clause 3 Forward shall procure that Aditech or an entity designated by Aditech is granted an option to acquire the Patents Rights without consideration in accordance with clause 4.2.

4.2                                                   In the event described in clause 4.1 Forward shall immediately notify Aditech in writing hereof and procure that all such information as Aditech may reasonably require to evaluate the option to acquire the Patent Rights is immediately provided (subject to appropriate confidentiality undertaking). Aditech shall, subject to Aditech having received all information reasonably requested, notify Forward in writing within 90 Business Days from receipt of Forward’s notice whether or not Aditech or a party designated by Aditech want to exercise the option. If Aditech does respond in such time and indicates that Aditech or an entity designated by Aditech does want to exercise the option, then Forward hereby agrees to promptly and at the cost and expense of Forward do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to Aditech as Aditech may reasonably consider necessary for giving full effect to the transfer of the Patent Rights and securing to Aditech or any entity designated by Aditech the full benefit of the rights, powers and remedies conferred upon them in clauses 4.2 and 4.3.

4.3                                                   If Forward offers to sell, and Aditech or an entity designated by Aditech is interested in acquiring, any other intellectual property than the Patent Rights this shall be on terms to be agreed by the Parties in their absolute discretion. If Forward or an entity designated by Aditech and Forward does not enter into an agreement within a period of 90 Business Days for whatever reason then the right of Aditech (or an entity designated by Aditech) to acquire such other intellectual property as may be offered by Forward shall lapse and be of no further effect.

4.4                                                   Provided that Aditech or an entity designated by Aditech exercises an option granted pursuant to clause 4.1, Aditech or the entity designated by Aditech as the case might be, shall be obliged to grant a license to Forward Pharma GmbH to the Patent Rights on the terms and conditions currently applicable under the Patent License Agreement dated 23 May 2007 between Forward and Forward Pharma GmbH subject to and only to the extent that Forward Pharma GmbH without such license would breach the terms and conditions under which Forward Pharma GmbH has received funding from Sächsische Aufbaubank Förderbank and be obliged to repay the funding in full or in part.

5.                                                          CONSIDERATION

5.1                                                   Up front and milestone consideration. Forward shall not pay any up front or milestone consideration.

5.2                                                   Royalty. Forward, its assignees, its Affiliates and its Licensees shall pay to Aditech royalties equal to:

•                                         1 % until Aditech has received EUR 15,333,333; and

•                                         2 % thereafter

of Net End Sales relating to Commercialization of the Patent Rights, the Fumaric Acid Products and the Fumaric Acid Processes during the Term. The obligation to pay such royalties ceases on a country by country basis, product by product on an approved use basis on the later of the following events occurring in each country:

(a)    the registrable Patent Rights expiring;

(b)    any applicable market exclusivity or data protection or similar expiring;

6.                                                          PAYMENT AND FINANCIAL PROVISIONS

6.1                                                   Royalties. Royalties pursuant to clause 5 shall be paid within 6 weeks following each calendar quarter for Net End Sales in such calendar quarter. Each payment shall be accompanied by a written statement in a form reasonably acceptable to Aditech, certified by an authorized officer of Forward, showing Net End Sales, the deductions used to calculate such amount, withholding taxes, if any, required by law to be deducted in respect of such amounts, and applicable currency exchange calculations — all in accordance with Generally Accepted Accounting Principles. If no royalty is due, Forward shall nevertheless render a statement to reflect such fact provided that a Fumaric Acid Product has been developed and approved in some country. Forward shall also furnish such additional information as Aditech may reasonably request from time to time to assure that the proper royalty amount was paid.

6.2                                                   Bank Info. All amounts due to Aditech under this Agreement shall be paid by wire transfer to such bank account as Aditech may direct from time to time. All bank expenses incurred by the remitting Party in making such wire transfer shall be on its own account.

Currency. All payments shall be made in EUR, except as expressly otherwise stated in this Agreement. In the event that sales are made in a currency other than EUR, the amount of such sales shall be converted to EUR using the Danish National Bank’s official exchange rates on each of the last business days of each month in the quarter prior to the date of payment. If the laws or regulation of another country prevent the conversion of its currency into EUR for the payment of royalties, Forward will either (a) pay such royalties by depositing the currency of the other country into a bank account designated by Aditech in that country, or (b) if permitted by law, pay such royalties in the currency of the country in question to Aditech’s designee in that country.

Withholding of Taxes etc. All amounts to be paid are intended to be net of any deduction, whatsoever, such as tax, duty levy, fee or charge that may be applied to such amount and/or its payments to the Party entitled. Aditech authorizes Forward to withhold such taxes from the payments which are payable to Aditech, if Forward is either required to do so under the applicable laws or directed to do so by an agency of the relevant government.

Upon Aditech’s written request, Forward shall with respect to the laws of Denmark, support Aditech in its legal effort to minimize any such withholding taxes, and provide Aditech with information about and necessary for any documentation needed to reduce withholding to a legal minimum.

6.3                                                   Interest. If Forward fails to pay any sum on its due date for payment under this Agreement, Forward shall pay interest on such sum on demand from the due date up to the date of actual payment at a rate equal to London Inter Bank Offered Rate (LIBOR) plus 4 percent per annum. The payment of such default interest shall not foreclose or limit Aditech from exercising any other rights it may have as a consequence of the lateness of any payments.

7.                                                          RECORDS AND REPORTING OF FORWARD

7.1                                                   Forward’s Records. Forward’s records shall be kept at Forward’s principal place of business and will be available for inspection and audit by Aditech’s nominee during the Term and for a period of 18 months following expiration of the Term or termination of the Agreement.

Audit of Forward’s Records. Aditech may once each calendar year upon prior written notice to Forward, have the books and records of Forward, its assignees, its Affiliates and Licensees audited by a nominee, in order to verify that, to the extent applicable, all amounts relating to this Agreement have been correctly calculated. In the event that there has been an error in the calculation or recording, any balance due shall be paid with interest to Aditech within 30 calendar days. To the extent that Aditech have been underpaid due to an error on the books of Forward, its assignees, its Affiliates and Licensees and such error differs with more than USD 10,000 from the amount that should have been paid and was paid, Aditech shall in addition be paid by Forward reasonable expenses incurred in performing the audit.

7.2                                                   Aditech’s Nominee. Aditech’s nominee shall be an independent auditor to whom Forward has no reasonable objection. Aditech’s nominee will be entitled to on 10 calendar days’ written notice, and during normal business hours, to inspect Forward’s records and all other documents and materials in the possession, control or power of Forward or any Licensee relating to the subject matter of this Agreement.

Aditech’s nominee will be permitted to make notes or copies, at its own expense, of Forward’s records and other documents and material necessary for the inspection and audit.

7.3                                                   Inspection of Premises. During the Term and for a period of 6 months following the Term and upon reasonable notice and during normal business hours, Forward will permit or obtain permission for Aditech, by its respective agents or employees, to enter and inspect any premises where its Confidential Information, the Patent Rights or Fumaric Acid  Processes are used by Forward, its assignees, its Affiliates or Licensees or Fumaric Acid Products are manufactured or stored, for the purpose of determining whether Forward, its assignees, its Affiliates and Licensees are complying with the provisions of this Agreement. Any such inspection will be conducted at the expense of Aditech.

7.4                                                   Licensees’ Records. Forward will contractually require all its assignees, its Affiliates and Licensees to maintain complete and accurate records of its Commercialization in accordance with Generally Acceptable Accounting Principles, including receipt of consideration relating to the Fumaric Acid Products, Fumaric Acid Processes and the Patent Rights and all other information reasonably necessary to establish compliance with the terms of this Agreement, and to permit access to such records by Aditech, on reasonable notice during the Term and for a period of 6 months following the Term or termination of this Agreement.

8.                                                          INTELLECTUAL PROPERTY RIGHTS

8.1                                                   If Forward decides not to file, prosecute or maintain any of the Patent Rights in the USA, Germany, France, Great Britain and Italy Forward shall provide Aditech with written notice of such decision, in which case Aditech or an entity appointed by Aditech, at its discretion, may assume ownership of such patent rights and responsibility for filing, prosecuting or maintaining of such patents rights at its own cost or expense in Aditech’s name (or in the name of an entity appointed by Aditech). Should Aditech (or an entity appointed by Aditech) assume ownership of such patent rights, Forward undertakes not to infringe, but at the same time shall no longer be required to pay royalties  in respect of such patent rights.

8.2                                                   No Challenge. During the Term, Aditech undertakes not to, either directly or indirectly challenge the validity of the Patent Rights and will not assist any Third Party to do so.

9.                                                          CONFIDENTIALITY

9.1                                                   Except as expressly set forth in this Agreement the recipient of any Confidential Information undertakes from the date of disclosure to treat all received Confidential Information as strictly confidential during the Term and for a term of 5 years thereafter and therefore not to disclose it to any Third Party without the prior written and express consent of the disclosing Party. The recipient shall not use Confidential Information for any purpose other than purposes relating to this Agreement.

10.                                                   TERM

10.1                                            This Agreement will commence on the Effective Date and shall continue until the expiry of the royalty obligation set forth in clause 5 except for early termination provided for in this Agreement or by separate agreement between the Parties.

11.                                                   TERMINATION

11.1                                            Aditech. Aditech may immediately terminate this Agreement in writing in the event that:

(a)                                Forward seeks liquidation, dissolution or winding-up of itself, is insolvent or Forward makes any general assignment for the benefit of its creditors;

(b)                                a petition is filed by or against Forward, or any proceeding is initiated by or against Forward, or any proceeding is initiated against Forward as a debtor, under any bankruptcy or insolvency law, unless such petition or proceeding is held to be unfounded;

(c)                                 a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Forward’s assets or property;

(d)                                upon the material breach by Forward of any material term or material condition of this Agreement, if such breach continues for 30 calendar days after the receipt of written notice thereof from Aditech;

(e)                                 if Forward does not meet the requirements in respect of the development and Commercialization of the Patent Rights pursuant to clause 3.

11.2                                            Forward. Forward may immediately terminate this Agreement in writing in the event that development and Commercialization of the Patent Rights, Fumaric Acid Products and Fumaric Acid Processes in the reasonable opinion of Forward are no longer commercially feasible.

11.3                                            Termination and Other Remedies. The provisions under which this Agreement may be terminated shall be in addition to any and all other legal remedies which either Party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such Party may have.

12.                                                   CONSEQUENCES OF TERMINATION

12.1                                            Termination. In the event of termination of this Agreement by Aditech or by Forward the following provisions shall apply:

(a)                                All rights of Forward to the Patent Rights, the Fumaric Products and the Fumaric Processes shall cease immediately and Forward shall without charge grant Aditech or an entity designated by Aditech an option to acquire the Patent Rights without consideration in accordance with the principle set forth in clauses 4.2-4.4. If the option is exercised  Aditech or an entity designated by Aditech shall be the absolute owner of and shall, free of charge, have the sole and exclusive worldwide right to use and Commercialize any and all Patent Rights, Fumaric Acid Products and Fumaric Acid Processes of any kind in any manner.

(b)                                Forward shall not be relieved from any financial obligation to Aditech accruing prior to or after termination or from performing all other provisions of this Agreement expressly agreed to survive termination.

(c)                                 Aditech or an entity designated by Aditech shall have the right to retain any sums already paid by Forward hereunder, and Forward shall pay all sums accrued or due hereunder.

(d)                                Forward shall provide Aditech or an entity designated by Aditech with any and all written or electronic information, scientific, preclinical, clinical and technical data and documentation related to the Patent Rights, the Fumaric Acid Products and the Fumaric Acid Processes.

12.2                                            Inventory. Forward, its assignees, its Affiliate and its Licensees may complete and sell any inventory of Fumaric Acid Products existing as of the effective date of termination of this Agreement, provided that Forward, its assignees, its Affiliates and its Licensees are not in material breach of this Agreement and that Forward, its assignees, its Affiliates and its Licensees pay to Aditech all applicable consideration relating to the sale of the inventory in accordance with the terms and conditions of this Agreement, and that all such inventory be completed and sold within 6 months following the effective date of termination of this Agreement.

12.3                                            Transfer. If the option pursuant to clause 12.1(a) is exercised Forward, its assignees, its Affiliates and its Licensees will use commercially reasonable efforts to, within 60 calendar days of the effective date of any early termination, assist in the transfer of the manufacturing process(es) of the Fumaric Acid  Products to Aditech or an entity designated by Aditech.

13.                                                   REPRESENTATIONS AND WARRANTIES

13.1                                            Aditech. Aditech represents and warrants that, to the best of its knowledge,

(a)                                it has the right to sell, transfer and assign the Aditech  Patent Rights set forth in this Agreement;

(b)                                the Aditech Patents Rights do not conflict with rights previously granted to any other Third Party or any agreement to which Aditech is bound; and

(c)                                 there is no litigation pending or threatening with respect to the Aditech Patent   Rights.

13.2                                            Construction. Nothing in this Agreement shall be construed as,

(a)                                a representation or warranty by Aditech as to the patentability, validity, scope, or usefulness of the Aditech Patent Rights; or

(b)                                a representation or warranty by Aditech that anything made, used, sold or other-wise disposed of under this Agreement is or will be free from infringement of patents or other proprietary rights not included in Aditech Patent Rights; or

(c)                                 a representation or warranty by Aditech that the Aditech Patents Rights will produce Fumaric Acid Products of satisfactory quality or fit for the purpose for which Forward intended.

14.                                                   LIMITATION OF LIABILITY

14.1                                            Consequential Damages etc. In no event will Aditech, its respective shareholders, directors, officers, employees or its Affiliates be liable to Forward, its assignees, its Affiliates or Licensees, for any economic, special, incidental, or indirect, consequential, punitive or exemplary damages or for any loss of data, loss of revenue or earnings, loss of profits or business interruption or for damages or losses of Third Parties, whether or not foreseeable and whether suffered in tort (including negligence), contract or otherwise relating to this Agreement.

14.2                                            Forward’s Sole Remedy. Forward agrees that its sole remedy against Aditech for any breach or default of Aditech relating to this Agreement which entitles Forward to any damages or other relief, will be to deduct the amount of such damages from royalties payable to Aditech pursuant to clause 5.

No such deduction may be made without the prior written consent of Aditech or a final order of a court of competent jurisdiction from which no appeal has been taken or the time for appealing has expired.

14.3                                                Scope of limitation. Aditech will not have any obligation, duty or liability to Forward, whether in contract, tort or otherwise, other than as expressly provided in this Agreement. The limitations, exclusions and disclaimers in this Agreement will apply irrespective of the nature of the cause of action or demand including, but not limited to, breach of contract, negligence, strict liability, tort or any other legal theory and will survive a fundamental breach or breaches of this Agreement or the failure of the essential purpose of this Agreement unless such liability is due to willful misconduct or the gross negligence of Aditech.

15.                                                       INDEMNIFICATION

Indemnification of Aditech. Forward shall indemnify, hold harmless, and defend Aditech, its shareholders, its offices, inventors, employees, students, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this Agreement.

The indemnification includes, but is not limited to, any damages, losses, or liabilities whatsoever with respect to death or injury to any person and damages to any property arising from the possession, use, or operation of the Aditech Patent Rights by Forward or any customers, users, or others affected by the Aditech Patent Rights in any manner whatsoever unless such claims arise from gross negligent misconduct of Aditech. Aditech shall indemnify Forward in a similar manner with respect to any breach of the representations and warranties set forth in clause 13. This indemnification clause shall survive the termination of this Agreement.

15.1                                                Infringement. For the avoidance of doubt, Forward shall indemnify Aditech against any and all liability, loss, damage, cost or expense incurred or suffered by Aditech as a result of any claim that Forward’s activities under the Aditech Patent Rights infringes a Third Party’s proprietary rights.

15.2                                                Confidential Information. For the avoidance of doubt, the recipient shall keep the disclosing Party fully and effectively indemnified against any and all losses, expenses, and damages suffered by the disclosing party arising from any unauthorized disclosure or use of any part of Confidential Information by the recipient including, but not limited to, reasonable attorney’s fees and costs.

16.                                                       INSURANCE REQUIREMENTS

16.1                                                Forward shall, prior to any manufacture, sale or use of Fumaric Acid Products or use of Fumaric Acid Processes, obtain and maintain at its own cost a policy of general liability insurance including product liability and contractual liability coverage (with “claims-made” coverage), within the limits tied to the risks inherent to the activities to be performed by Forward. Further, Forward shall prior to initiating any clinical trials obtain and maintain a clinical trial insurance.

17.                                                       FORCE MAJEURE

17.1                                                For the purpose of this Agreement, circumstances beyond the control of a Party which excuse that Party from performance shall include, but shall not be limited to, acts of God, acts, regulations of laws of any government, injunction or judgment of any court, war, civil commotion, destruction of facility or materials by fire, earthquake, storm or other casualty, labor disturbances, epidemic and failure of public utilities or common carrier.

17.2                                                Each of the Parties shall be excused from the performance of its obligations and shall not be liable for damages to the other Party in the event that such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue as long as the condition responsible for such excuse continues and a 30 calendar day period thereafter.

18.                                                       MISCELLANEOUS

18.1                                                Assignment - Aditech. Aditech may assign and transfer this Agreement or any of its rights and obligations pursuant to this Agreement without the prior written consent of Forward.

18.2                                                Assignment/License - Forward. Subject to the assignee, the Affilliate or the Licensee in question undertaking and having the capacity to undertake to be bound by any and all limitations and obligations of Forward under this Agreement Forward may assign and transfer this Agreement, or any of its rights and obligations pursuant to this Agreement, including by granting licenses to the Patent Rights, Fumaric Acid Products and Fumaric Acid Processes, without the prior written consent of Aditech, provided, however, that Forward shall be liable for the assignee’s, the Affilliate’s or the Licensee’s fulfillment of Forward’s obligations under this Agreement.

18.3                                                Ambiguity. The Parties agree that each of them has participated in the drafting of the provisions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not apply to the interpretation or enforcement of this Agreement.

18.4                                                Time. Any time period not ending on a Business Day is automatically extended to 17.00 hours on the next succeeding Business Day.

18.5                                                Relationship. The relationship between the Parties constituted by this Agreement is intended and is to be construed as that of independent contracting parties only and not that of partnership, joint venture, agency or any other association. Nothing contained in this Agreement will constitute any Party as having the authority to bind the other in any manner.

18.6                                                Successors. This Agreement binds the heirs, executors, administrators, successors and assigns of the respective Parties and cannot be changed except by written agreement signed by both Parties.

18.7                                                Survival. The following terms of this Agreement will survive its expiration or termination: clauses 7, 9, 12.2, 12.3, 15, 18.13 and 19.

18.8                                                Amendments. No modification of, or amendment to, this Agreement will be valid or binding unless in writing and duly executed by the Parties.

18.9                                                Further Assurances. The Parties will, from time to time, execute and deliver all such further documents and instruments and do such acts and things as any Party may reasonably require to effectively carrying out the intent of this Agreement.

18.10                                         Severability. If an arbitration or court or other lawful authority of competent jurisdiction declares any provision or part of any provision of this Agreement to be invalid, illegal or unenforceable, this Agreement will continue in full force and effect with respect to all other provisions and all rights and remedies accrued under such other provisions.

18.11                                         No Waiver. The failure of any Party to enforce at any time any provision of this Agreement, or any right with respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, right or election, or in any way affect the validity of this Agreement. The exercise by any Party of any right or election under the terms or covenants herein shall not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder.

18.12                                         Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the Patent Rights and cancels and supersedes any prior understandings and agreements between the Parties with respect to the Patent Rights. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set out in this Agreement.

18.13                                         Notice. Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To Aditech:

ADITECH PHARMA AG

c/o Domanda Verwaltungs GmbH

Baarerstrasse 43

CH-6300 Zug

Switzerland

Attention: Christian Hansen

Facsimile No.: +45 – 70 20 12 64

and to Forward:

FORWARD PHARMA A/S

Nyhavn 43 B, 2.

DK-1051 Copenhagen K

Denmark

Attention: Henrik Nilsson

Facsimile No.: +45 – 33 44 42 44

or to such other address, individual or electronic communication number as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient on a Business Day on the Business Day during which such business hours next occur if not given during such hours on any day.

18.14                                         The Parties recognize that Forward may be a subsequent assignor or licensor of the Patent Rights for further development and Commercialization to a Third Party, and the Parties hereby agree to work in good faith to adjust this Agreement to enable such assignment or licensing, however without creating any obligation on either Party to do so.

19.                                                       LAW AND VENUE

19.1                                                Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Denmark without giving effect to conflict of law principles.

19.2                                                Dispute Resolution. In the event of controversy or claim arising out of or in relation to or in connection with any provision of this Agreement, including breach hereof, the Parties hereto shall try to settle the problem amicably between themselves. Should the Parties hereto fail to agree, the matter in dispute shall be finally settled by arbitration in Copenhagen in accordance with the rules of procedure of the Danish Institute of Arbitration (Copenhagen Arbitration). The Arbitration shall be composed of 3 arbitrators. Each Party appoints an arbitrator and the institute appoints the Chairman of the Arbitration Tribunal. If a Party has not appointed an arbitrator within 30 days of having requested or received, respectively, notice of the arbitration, the institute appoints such arbitrator. The language of the arbitration shall be English.

19.3                                                Attorney’s Fees. The substantially prevailing Party in arbitration or in any judicial or administrative action or proceeding arising under or in connection with this Agreement shall be entitled to reimbursement from the other Party for its reasonable costs and attorney’s fees, including without limitation, the hourly charges routinely charged by the person providing the services, the time of legal assistants, secretarial and clerical overtime, and fees and expenses of experts retained by counsel.

19.4                                                Continued Performance. During the currency of any dispute, arbitration or court proceeding authorized by this clause 19, the Parties will continue to perform their undisputed obligations pursuant to the terms of this Agreement, pending final resolution of the dispute; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this clause 19 is intended to relieve Forward from its obligation to pay the consideration pursuant to clause 5.

***

Signature page for Patent Tranfer Agreement between Aditech Pharma AG and Forward Pharma A/S.

The Parties have executed this Agreement in two original copies, of which the Parties have received one each.

Zug 5/4 2010	Copenhagen 4/30 2010

For and on behalf of	For and on behalf of

Aditech Pharma AG	Forward Pharma A/S

Michael Forer	Hans Schambye

Christian Hansen	Christian Hansen